                            ASSET PURCHASE AGREEMENT
                            ------------------------

                                  by and among

                              Westcon Group, Inc.,
                                  Vodaone Corp.
                                  Inacom Corp.,
                                       and
                          Inacom Communications, Inc..

                            dated as of June 12, 2000

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I    Definitions.......................................................1

ARTICLE II   Purchase and Sale of Assets; Assignment and Assumption of
             Liabilities.......................................................4
             2.1      Purchase and Sale of Assets..............................4
             2.2      Excluded Assets..........................................5
             2.3      Assignment and Assumption of Liabilities.................6

ARTICLE III  Purchase Price....................................................6
             3.1      Payment of Purchase Price................................6

ARTICLE IV   Closing...........................................................7
             4.1      The Closing..............................................7
             4.2      Further Assurances.......................................7

ARTICLE V    Representations and Warranties of Parent and Seller...............7
             5.1      Organization; Good Standing..............................7
             5.2      Corporate Authorization and Necessary Permits, etc.......7
             5.3      All Business Assets, Lists of Properties,
                      Contracts, etc...........................................8
             5.4      Status of Documents......................................9
             5.5      Title; Properties........................................9
             5.6      Intellectual Property....................................9
             5.7      Legal Compliance........................................10
             5.8      Litigation..............................................10
             5.9      No Conflict.............................................10
             5.10     Financial Statements; No Material Adverse Change........11
             5.11     Taxes...................................................12
             5.12     No Brokers..............................................12
             5.13     Environmental Compliance................................12
             5.14     Employee Benefit Information............................12
             5.15     Labor Disagreements.....................................13
             5.16     Employees...............................................13
             5.17     No Other Agreements to Sell Assets or Business..........13
             5.18     Product Warranties......................................13
             5.19     Improper Payments.......................................13
             5.20     Adverse Contracts.......................................13
             5.21     Inventory...............................................14
             5.22     Customers, Suppliers and Distributors...................14
             5.23     Accounts Receivable.....................................14

ARTICLE VI   Representations and Warranties of Buyer and Westcon..............14
             6.1      Organization; Good Standing.............................14
             6.2      Corporate Authorization, etc............................14
             6.3      Litigation..............................................15
             6.4      No Conflict.............................................15

             6.5      No Brokers..............................................15
             6.6      Investigation by Buyer..................................15

ARTICLE VII  Conditions Precedent to Obligations of Buyer and Seller..........15
             7.1      Conditions Precedent to Obligations of Buyer............15
             7.2      Bankruptcy Approvals....................................16
             7.3      Conditions Precedent to Obligations of Seller...........16
             7.4      Conditions Precedent to Obligations of Both Buyer
                      and Seller..............................................17

ARTICLE VIII Documents to Be Delivered at the Closing.........................17
             8.1      Items to Be Delivered by Seller at the Closing..........17
             8.2      Items to Be Delivered by Buyer at the Closing...........18

ARTICLE IX   Further Covenants and Agreements of Seller and Buyer.............18
             9.1      Conduct of the Business; Access.........................18
             9.2      Confidentiality/Announcements...........................19
             9.3      Survival of Representations and Warranties;
                      Indemnities.............................................19
             9.4      Conditions..............................................21
             9.5      Cooperation.............................................21
             9.6      Employee and Employee Benefit Matters...................22
             9.7      Corporate Records.......................................22
             9.8      Collection of Receivables...............................22
             9.9      Taxes...................................................22
             9.10     Required Filings........................................23
             9.11     Business Name...........................................23
             9.12     No Solicitation.........................................23

ARTICLE X    Dispute Resolution...............................................24
             10.1     Dispute Resolution......................................24

ARTICLE XI   Termination and Cost-Reimbursement Fee...........................25
             11.1     Termination.............................................25
             11.2     Effect of Termination...................................25
             11.3     Cost-Reimbursement Fee..................................26

ARTICLE XII  Miscellaneous....................................................26
             12.1     Expenses................................................26
             12.2     Benefit; Assignment.....................................26
             12.3     Governing Law...........................................26
             12.4     Breach; Failure of Condition............................26
             12.5     Notices.................................................26
             12.6     Headings................................................27
             12.7     Facsimile/Counterparts..................................27
             12.8     Entire Agreement; Third Party Beneficiaries.............27
             12.9     Waiver; Modification....................................27
             12.10    Updating of Schedules...................................27
             12.11    Severability............................................28

                             Exhibits and Schedules
                             ----------------------

SCHEDULES
---------

Schedule 2 1               Assets
Schedule 2 1(e)    Lockbox Account
Schedule 2 2(a)            Excluded Assets
Schedule 2 3(c)            Excluded Liabilities
Schedule 5 1(a)(ii)        Capital Stock
Schedule 5 2(a)            Corporate Authorization
Schedule 5 3(a)            Real Property and Leases
Schedule 5 3(b)            Personal Property
Schedule 5 3(c)            Contracts
Schedule 5 5               Title; Properties
Schedule 5 6(a)            Owned Intellectual Property
Schedule 5 6(b)            Infringements
Schedule 5 6(c)            License Agreements
Schedule 5 6(f)            Web Sites
Schedule 5 8               Litigation
Schedule 5 9               No Conflict
Schedule 5 10(b)           Material Adverse Change
Schedule 5 13              Environmental Compliance
Schedule 5 14              Employee Benefits
Schedule 5 16              Employee List
Schedule 5 20              Adverse Contracts
Schedule 5 21              Inventory
Schedule 5 22              Customers, Suppliers and Distributors
Schedule 8 1(f)            Lucent-VAR Contracts
Schedule 9 1               Access to Customers
Schedule 9 6(a)            Key Employees
Schedule 11 1              Funding of Business

EXHIBIT
-------

Exhibit 2 1                Bill of Sale
Exhibit 2 3(b)             Assignment and Assumption Agreement
Exhibit 8 1(g)             Custom Edge Agreement
Exhibit 8 1(i)             Transition Services Agreement
Exhibit 9 6(a)             Employment Agreement

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement"), dated as of June 12, 2000 (the "Effective Date"), is made and entered into by and among Westcon Group, Inc., a New York corporation ("Westcon"), Vodaone Corp., a New York Corporation ("Buyer"), Inacom Corp. ("Parent"), a Delaware corporation and Inacom Communications, Inc., a Nebraska corporation, ("Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the assets identified herein, all on the terms and subject to the conditions provided herein;

     WHEREAS, Buyer wishes to assume certain of the liabilities and obligations of Seller relating to the Business as defined below, all on the terms and subject to the conditions provided herein; and

     WHEREAS, Buyer is a subsidiary of Westcon, and Seller is a subsidiary of Parent;

     WHEREAS, Parent and Subsidiary are considering filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                                   Definitions
                                   -----------

                                   DEFINITIONS

     The following terms shall have the following meanings for all purposes of this Agreement and such meanings are equally applicable both to the singular and plural forms of the terms defined.

     1.1 "Acquisition Transaction" shall mean (x) with respect to Parent, (a) less than a majority of the members of the Parents's board of directors shall be persons who either (i) were serving as directors on the Effective Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or (b) the stockholders of the Parent shall approve any plan or proposal for the liquidation or dissolution of the Parent; or (c) a person or group of persons acting in concert (other than the direct or indirect beneficial owners of the capital stock of the Seller as of the Effective Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Parent representing 50% or more of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the board of directors of Parent; or (d) if all or substantially all of the assets of the Parent are sold in a transaction or series of transactions other than sales of inventory in the Ordinary Course of Business, or (y) with respect to the Seller, if the Parent shall cease to own at least 50% of the capital stock of the Seller or if all or substantially all of the assets of the Seller are sold in a transaction or series of transactions other than sales of inventory in the Ordinary Course of Business.

     1.2 "Affiliate" has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     1.3 "Assignment and Assumption Agreement" shall have the meaning specified in Section 2.3(b).

     1.4 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware, or any other United States Bankruptcy Court or District Court having jurisdiction over any case or cases under the Bankruptcy Code commenced by or against the Parent or the Seller.

     1.5 "Bill of Sale" shall have the meaning specified in Section 2.1 hereof.

     1.6 "Business" shall mean the business of the Seller of distributing telecommunications systems and related products and services to computer resellers and end-users as conducted by Seller immediately prior to the Closing Date; provided that the Business shall not include the Seller's (i) structured cable business, (ii) long distance reseller business (iii) the repair and warranty business located in New Jersey; and (iv) Kure Associates, Inc. cabling business.

     1.7 "Closing" shall have the meaning specified in Section 4.1 hereof.

     1.8 "Closing Balance Sheet" shall have the meaning specified in Section 3.1(c) hereof.

     1.9 "Closing Date" shall have the meaning specified in Section 4.1 hereof.

     1.10 "Code" shall mean the Internal Revenue Code of 1986, as amended. ----

     1.11 "Contract" shall mean any contract, agreement, distribution agreement, franchise agreement, mortgage, indenture, license, lease, equipment lease, commitment or other similar instrument or arrangement.

     1.12 "Confidential Information" means all confidential information and trade secrets that are unique to Buyer, Westcon, Seller or Parent (as applicable) including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; contract proposals, or bidding information; business plans; and fee structure.

     1.13 [Intentionally Omitted]

     1.14 [Intentionally Omitted]

     1.15 "Custom Edge Agreement" shall have the meaning set forth in Section 8.1(g) hereof.

     1.16 "Custom Edge Facility" shall mean the facility operated by Custom Edge, Inc., under the Custom Edge Agreement.

     1.17 "Definitive Net Assets Value" shall have the meaning specified in
Section 3.1(c) hereof.

     1.18 "DIP Facility" shall have the meaning specified in Section 11.1(e).

     1.19 "Employee Benefit Plan" shall mean each (i) employee benefit plan within the meaning of Section 3(3) of ERISA (notwithstanding that such plan may be exempt from some or all of ERISA by virtue of its status as a "top hat" plan or other exempt plan); and (ii) personnel policy; stock option plan or agreement; collective bargaining agreement; bonus plan or arrangement; incentive award plan or arrangement; vacation policy; severance pay plan, policy, or agreement; deferred compensation agreement or arrangement; executive compensation., or supplemental income arrangement; consulting agreement; employment agreement; and other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is sponsored, maintained, or contributed to by Seller or its Affiliate for the benefit of the Company Personnel.

     1.20 "Employees" shall have the meaning set forth in Section 5.16.

     1.21 "ERISA" means the Employee Retirement Security Act of 1974, as amended.

     1.22 "Excluded Assets" shall have the meaning specified in Section 2.2 hereof.

     1.23 "Excluded Liabilities" shall have the meaning specified in Section 2.3(c) hereof.

     1.24 "Furnishings" shall mean the vehicles, fixtures, equipment, leasehold improvements, security systems, telephone systems, display stands, furniture and similar furnishings used in the Business.

     1.25 "GAAP" shall mean generally accepted accounting principles in effect in the United States.

     1.26 [Intentionally Omitted]

     1.27 "Governmental Authority" shall mean any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

     1.28 [Intentionally Omitted]

     1.29 "HSR Act" shall have the meaning set forth in Section 9.10.

     1.30 "Intellectual Property" shall have the meaning set forth in Section
5.6 hereof.

     1.31 "Inventory" shall mean all products physically held or in transit for sale or lease and service parts components (in each case without regard to physical location) in the Ordinary Course of Business of the Seller.

     1.32 "Knowledge" means that which is actually known and that which would be known or understood after due and diligent inquiry by Paul Reitmeier, George Chadwick, Reggie McGaugh, Dirk Bennetch, Michelle Gilbert, Jennifer Jensen and Bruce Tomas.

     1.33 "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     1.34 "Material Adverse Effect" and "Material Adverse Change " shall mean any effect or change that is or, as far as can reasonably be determined, is reasonably likely to be materially adverse to the results of operations or Assets of the Business.

     1.35 "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice with due regard however, to the possibility that the Parent will seek protection under the federal bankruptcy law and as a result thereof, that the Seller's employees and customers may terminate their relationships with the Seller, provided that such employees and customers are not, in Buyer's judgment, material to the continued conduct of the Business.

     1.36 "Person" shall mean a natural person, a corporation, a limited liability company, a partnership, or other entity or association, as the context requires.

     1.37 "Personnel" shall mean each current employee, former employee, officer, director or independent contractor of Seller whose employment responsibilities relate to the Business.

     1.38 "Petition Date" shall mean the date on which the cases with respect to the Parent or the Seller are commenced pursuant to the filing of petitions for relief under the Bankruptcy Code by or against the Parent or the Seller.

     1.39 "Plans" shall have the meaning specified in Section 5.14(a) hereof.

     1.40 "Purchase Price" shall have the meaning specified in Section 3.1(a) hereof.

     1.41 "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     1.42 "Threshold" shall have the meaning specified in Section 5.23 hereof.

     1.43 "Transaction Documents" shall mean this Agreement, the Transition Services Agreement and all agreements referred to therein, the Bill of Sale and any and all other transfer documents referred to in this Agreement.

     1.44 "Transferred Employee" shall have the meaning specified in Section 9.6(b) hereof.

     1.45 "Transition Services Agreement" shall have the meaning specified in
Section 8.1(i) hereof.

     References in this Agreement to articles, sections, appendices, paragraphs, clauses, attachments, exhibits and schedules are to articles, sections, appendices, paragraphs, clauses, attachment, exhibits and schedules in or to this Agreement, unless otherwise indicated.

                                   ARTICLE II
                                   ----------

      Purchase and Sale of Assets; Assignment and Assumption of Liabilities
      ---------------------------------------------------------------------

     2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of Parent and Seller and Buyer and Westcon contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign, convey and deliver to Buyer at the Closing all of Seller's right, title and interest in and to all assets, properties and the business of Seller, tangible and intangible, and wherever located as of the Closing Date used in connection with the operation of the Business, all of which assets shall be listed on
Schedule 2.1, together with all other assets principally used in connection with the operation of the Business (the "Assets"), including without limitation the following assets:

          (a) All personal property owned by Seller as of the Closing Date (including, without limitation, Inventories, machinery, Furnishings, and supplies) used in connection with the operation of the Business and all intangible property owned by Seller as of the Closing Date used in connection with the operation of the Business;

          (b) All Intellectual Property Assets and any and all other intellectual property owned by or licensed to Seller in connection with the operation of the Business;

          (c) All Contracts of Seller which are listed in Schedule 5.3(c) and all other written Contracts of Seller related to the Business and entered into or incurred prior to the Closing in the Ordinary Course of Business;

          (d) All of the accounts receivable of Seller generated by the operation of the Business as of the Closing Date;

          (e) All of Seller's rights in and to the lockbox account owned by the Seller at the bank and account number(s) set forth on Schedule 2.1(e), into which all proceeds of accounts receivable generated by the operation of the Business are deposited; (f) Seller's customer list, supplier list and related information used in connection with the operation of the Business;

          (g) All databases, software, data files and any and all other materials and assets used in connection with the operation of the Business;

          (h) All subscriber rights in and to the telephone and telecopier numbers of Seller which are set forth in Schedule 2.1 hereto;

          (i) All post office boxes and post office box numbers of Seller used in connection with the operation of the Business;

          (j) Each permit, license, approval or other authorization from or with any Governmental Authority for the operation of the Business which can be transferred unilaterally by Seller pursuant to the Bill of Sale without any consent or any other action by the issuing Governmental Authority (each, a "Permit");

          (k) All domain names listed on Schedule 2.1 and any and all other domain names and assets and properties, tangible or intangible, used or intended for use with such domain names; and

          (l) All other assets and properties of Seller used in connection with the operation of the Business, tangible and intangible, wherever located and whether or not carried on Seller's books and records, including, without limitation, all goodwill, know-how and trade secrets of Seller, and Seller's books and records which are not Excluded Assets.

Seller's sale, transfer, assignment, conveyance and delivery of the Assets to Buyer shall be further evidenced by delivery from Seller to Buyer at the Closing of a duly executed bill of sale substantially in the form attached hereto as
Exhibit 2.1 (the "Bill of Sale").

     2.2 Excluded Assets. The Assets shall not include any of the following items or properties of Seller (the "Excluded Assets"), all of which shall be retained by Seller at the Closing:

          (a) All of Seller's tangible and intangible assets and properties as of the Closing Date used principally in connection with Seller's (i) structured cable business, (ii) long distance reseller business (iii) the repair and warranty business located in New Jersey; and (iv) Kure Associates, Inc. cabling business.

          (b) Cash and cash equivalents, and interests in bank accounts and securities excluding cash received after the date of the Closing Balance Sheet in respect of accounts receivable included in the Definitive Net Assets Value, which shall be paid to Buyer;

          (c) Such of Seller's tangible and intangible assets and properties as of the Closing which are set forth on Schedule 2.2(a); ---------------

          (d) The Omaha, Nebraska facility leased by Parent and partially used by Seller, located at 10802 Farnam Drive, Omaha, Nebraska 68154 and the Sioux City, Iowa facility currently leased by Seller, located at Lot 7, Northbrook, North Highway 75, Sioux City, Iowa;

          (e) Subject to Section 9.7 hereof all books and records of Seller other than books and records relating to the conduct of the Business (it being understood that, without limitation, Seller's federal and state tax documentation and work papers, corporate minute books, stock ledger, general books of account and books of original entry that comprise Seller's permanent accounting or tax records constitute Excluded Assets); and, for avoidance of doubt, it is hereby agreed that those books and records possession of which is transferred to Buyer at the Closing are Assets, and those books and records possession of which is not transferred to Buyer at the Closing are Excluded Assets;

          (f) The intercompany accounts receivable of Seller;

          (g) Any interest of the Seller in Boston Computer Exchange Corporation; and

          (h) Any rights to information contained in the Web sites registered with the domain names listed on Schedule 2.1, other than information related to the Business.

     2.3 Assignment and Assumption of Liabilities.

          (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of Parent and Seller and Buyer and Westcon contained herein, Seller shall assign to Buyer (at the Closing), and Buyer shall assume (at the Closing) and agrees to perform and discharge, the following "Assumed Liabilities": (i) all liabilities, obligations and commitments incurred or arising on or after the Closing Date under the Contracts listed in Schedule 5.3(c) and under all other Contracts of Seller relating to the Business entered into or incurred prior to the Closing in the Ordinary Course of Business and (ii) all Liabilities, debts, obligations, indebtedness and commitments of the Seller incurred in connection with the Business and provided for in the Closing Balance Sheet, provided however that, all Excluded Liabilities shall be excluded therefrom.

          (b) Seller's assignment and Buyer's assumption of the Assumed Liabilities shall be further evidenced by Buyer and Seller delivering to one another, at the Closing, a duly executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 2.3(b) ("Assignment and Assumption Agreement"), and by any other appropriate documentation (including, as to certain leases to be transferred to Buyer, separate assignment documents for each such lease) reasonably satisfactory to the parties at the Closing.

          (c) Buyer expressly does not assume, and shall not be deemed to have assumed, under this Agreement or otherwise by reason of the transactions contemplated hereby, any Liabilities, debts, obligations, indebtedness and commitments of Seller which do not constitute Assumed Liabilities ("Excluded Liabilities"). Without limiting the foregoing, "Excluded Liabilities" shall include: (i) all Taxes of Seller, including without limitation any Taxes arising from the transfer of the Assets, (ii) all Liabilities, debts, obligations, indebtedness and commitments of Seller incurred or arising under any Contract which was entered into by Seller prior to the Closing which (A) arises out of or results from acts of Seller prior to the Closing, other than the obligation to pay accounts payable; (B) is performed in total or is required to be performed in total prior to the Closing, (iii) all liabilities and obligations (contractual or otherwise) arising out of or relating to the Excluded Assets,
(iv) liabilities set forth on Schedule 2.3(c) and (v) to the extent not excluded above, all obligations of Seller arising on or after the Petition Date under the DIP Facility.

                                  ARTICLE III

                                 Purchase Price
                                 --------------

     3.1 Payment of Purchase Price.

          (a) In consideration of the sale and transfer of the Assets to Buyer, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties of Parent and Seller contained herein on the Closing Date, Buyer shall pay to Seller a purchase price (the "Purchase Price") equal to the Definitive Net Assets Value plus $ 14,000,000, and Buyer shall assume the Assumed Liabilities.

          (b) The Purchase Price shall be paid on the Closing Date in cash (in United States Dollars) by wire transfer in immediately available funds to such bank account in the United States as Seller shall have designated in writing to Buyer two (2) days prior to Closing.

          (c) For purposes of this Agreement, the term "Definitive Net Assets Value" shall mean the difference between the total book value of the Assets and the total Assumed Liabilities, each determined as of the Closing Date in accordance with past practices, consistently applied, provided that all intercompany accounts payable, intercompany debts and other obligations and intercompany accounts receivable shall be excluded therefrom. The Definitive Net Assets Value shall be reflected on the balance sheet dated as of the date as of which the Definitive Net Assets Value is determined (the "Closing Balance Sheet").

          (d) Seller may, by written notice given to Buyer not less than two (2) days prior to Closing, direct that any payments due to Seller hereunder at the Closing be reduced and paid (i) to any investment banker to whom Seller owes a fee in connection with the transaction contemplated hereby as such fees and corresponding wire instructions shall be set forth on Schedule 3.1(d), and (ii) to Seller's employees in payment of bonuses due from Seller to any employees of Seller as such bonuses shall be set forth on Schedule 3.1(d).

                                   ARTICLE IV
                                   ----------

                                     Closing

     4.1 The Closing. The purchase and sale and other related transactions provided for in this Agreement (the "Closing") shall take place at the offices of Morrison Cohen Singer & Weinstein, LLP at 10:00 a.m. eastern standard time, unless the parties make other closing arrangements, on the date hereof that is two (2) business days after satisfaction of the conditions set forth in Article VII (the"Closing Date"). The parties shall use their best efforts to cause the Closing to occur on or before July 7, 2000. Failure of the Seller to fulfill all its conditions to Closing on or before July 7, 2000 shall relieve the Buyer and Westcon of any further obligations under this Agreement.

     4.2 Further Assurances. Each of the parties agrees that, at any time and from time to time after the Closing Date, it will, upon the reasonable request of the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further assignments, transfers, conveyances, powers of attorney, instruments, documents and assurances as may be reasonably required for the better carrying out of the transactions contemplated by this Agreement.

                                   ARTICLE V
                                   ---------

               Representations and Warranties of Parent and Seller

     Parent and Seller jointly and severally represent and warrant to Buyer and Westcon that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete in all material respects as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article V (except for representations and warranties made as of a specific date), and except as such may be updated as provided in this Agreement.

     5.1 Organization; Good Standing.

          (a) (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Seller has the full corporate power and authority to own or lease properties and to conduct business as currently conducted, and Parent and Seller is qualified and in good standing as foreign corporations authorized to do business in each jurisdiction in which the nature of business or the ownership or leasing of properties requires such qualification, except in such jurisdictions where failure to be so qualified or in good standing collectively could not be reasonably expected to have a Material Adverse Effect.

               (ii) Except as set forth on Schedule 5.1(a)(ii), Seller does not own any shares of capital stock, partnership interest or any other direct or indirect equity interest in any corporation, partnership or other entity.

     5.2 Corporate Authorization and Necessary Permits, etc.

          (a) The execution, delivery and performance by Parent and Seller of this Agreement, the other Transaction Documents and the other documents and instruments referred to in this Agreement and the other Transaction Documents to which Parent and Seller is a party have been authorized and approved by all requisite corporate and other action on the part of Parent and Seller (including approval of Parent's board of directors and shareholders, if necessary and required, and Seller's board of directors and Parent, as shareholder of Seller), and except as set forth on Schedule 5.2(a), no other corporate or other approval or authorization is required on the part of Parent and Seller or any other Person by law or otherwise in order to make this Agreement, the other Transaction Documents and the other documents and instruments referred to in this Agreement and the other Transaction Documents to which Parent and Seller are a party the valid, binding and enforceable obligations of Parent and Seller subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Each of this Agreement, and such other documents and instruments delivered at the Closing to which Parent and Seller are a party is or shall be a valid and legally binding obligation of Seller, enforceable against Parent and Seller in accordance with its respective terms, subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Parent and Seller have full power and authority to comply with their respective covenants under this Agreement, the other Transaction Documents, and such other documents and instruments referred to in this Agreement and the other Transaction Documents to which Parent and Seller are a party, including without limitation to authorize the sale, transfer, assignment and delivery of the Assets as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to the Assets, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever.

          (b) No action of any Affiliate of Parent is required in order for Parent and Seller to consummate the transactions and take the actions contemplated by this Agreement.

          (c) Seller has operated the Business with all necessary permits, licenses, approvals and other authorizations from or with federal, state or foreign regulatory authorities, except where the failure to do so would not have had a Material Adverse Effect.

     5.3 All Business Assets, Lists of Properties, Contracts, etc. Except for
(i) the Assets, (ii) the services and facilities described in the Transition Services Agreement, and (iii) the services described in the Custom Edge Agreement, no other assets, properties or rights of any kind are required in order for Buyer to conduct the Business as presently conducted. Schedules 5.3(a) through 5.3(c) hereto contain complete and accurate lists of the following assets, excluding, in each case Excluded Assets:

          (a) Schedule 5.3(a) Real Property and Leases. All real property owned of record or beneficially by Seller and a brief description of all structures and buildings located thereon; all material leases of real property or office space to which Seller is a party as lessor or lessee; all premises occupied by Seller under rental arrangements without leases; and all contracts to which Seller is a party for the sale or purchase of real property;

          (b) Schedule 5.3(b) Personal Property. All machinery, equipment, computer hardware, motor vehicles, office furniture, fixtures and similar personal property and Furnishings owned or leased by Seller having a book value in excess of $5,000;

          (c) Schedule 5.3(c) Contracts. The following Contracts to which Seller is a party:

               (i) any arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

               (ii) any arrangement (or group of related written arrangements) which either calls for performance over a period of more than one year (other than continuing maintenance arrangements) or involves more than the sum of $10,000;

               (iii) any partnership or joint venture agreement;

               (iv) any arrangement with any of Seller's directors, officers or employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

               (v) any arrangement involving a Governmental Authority (other than sales contracts entered into in the Ordinary Course of Business); and

               (vi) all distribution agreements, vendor agreements, VAR agreements, and other agreements in each case providing for payments from or to Seller in excess of $100,000 per annum.

     5.4 Status of Documents. Except as set forth on a Schedule called for by
Section 5.3 hereof, with respect to each lease, agreement, contract, undertaking, commitment and arrangement described in Section 5.3: (A) the arrangement is legal, valid, binding, enforceable, and in full force and effect subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles; and (B) neither Seller nor, to the Knowledge of Seller, any other party is in breach or default and no event has occurred with respect to Seller or, to the Knowledge of Seller, any other party which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration, under the arrangement.

     5.5 Title; Properties. Except as otherwise disclosed in Schedule 5.5 hereto, (i) Seller has good and marketable title to all of the Assets, free and clear of all liens and encumbrances of any character whatsoever, except for the lien of Taxes not yet due and payable; (ii) Seller has legal, valid, binding and enforceable leases with respect to the leased premises described in Schedule 5.3(a) hereto with respect to which Seller is the lessee, has performed in all respects all the material obligations required to be performed by it under said leases, and possesses and quietly enjoys said premises under said leases, and such premises are not subject to any liens, encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations or limitations that interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business; (iii) Seller has not received notice of violation of any applicable material zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of such owned or leased properties, and Seller knows of no such violation; and (iv) Seller has not received notice of and there is not any pending or, to Seller's Knowledge, threatened condemnation proceedings relating to any of such owned or leased properties. The plants, structures, tangible properties and equipment owned, operated or leased by Seller are free from material defects and in good operating condition, ordinary wear and tear excepted, and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, occupational safety and health laws and regulations) presently in effect.

     5.6 Intellectual Property. "Intellectual Property" shall mean all of Seller's patents, patent applications, inventions, invention reports, trademarks (registered and unregistered), service marks (registered and unregistered), trade names (registered and unregistered), copyrights (registered and unregistered) and "Trade Secrets" (which term shall mean all of Seller's processes, designs, technical reports, technical documentation, technical know-how, trade secrets, formulae, customer lists, marketing and customer information, confidential and proprietary information, methods of doing business, databases, data files and compilations of information). Based on such definition:

          (a) Title. Schedule 5.6(a) contains a complete and correct list of all Intellectual Property (other than Trade Secrets) that is owned by Seller (the "Owned Intellectual Property"). Except as set forth on Schedule 5.6(a), Seller owns all Owned Intellectual Property and all of the Trade Secrets, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions. The Owned Intellectual Property, the Trade Secrets and the Licensed Intellectual Property (defined below in Section 5.6(c)) comprise all of the Intellectual Property used by Seller in the conduct of the Business as now being conducted. The Owned Intellectual Property, the Trade Secrets and the Licensed Intellectual Property are collectively referred to as the "Intellectual Property Assets."

          (b) No Infringement. Except as set forth in Schedule 5.6(b), (A) the conduct of the Business does not infringe, misappropriate or otherwise conflict with the intellectual property rights of any third party and (B) no part of the Intellectual Property Assets, nor the use thereof for their intended purposes, infringes or misappropriates any patent, trade secret, copyright, trademark, service mark, or right of publicity or other intellectual property right of any third party.

          (c) Licensing Arrangements. Schedule 5.6(a) sets forth (A) all agreements, licenses or other arrangements pursuant to which Seller has Licensed Intellectual Property to, or otherwise permits use by, any third party (other than third party software licensed in the Ordinary Course of Business), and (B) all agreements, licenses or other arrangements pursuant to which Seller has intellectual property licensed to it or has otherwise been permitted to use intellectual property (other than commercially available off-the-shelf software products). Schedule 5.6(a) also contains a complete list of software libraries, compilers and other third-party software used in the development of any software for which Seller has obtained the right to use by way of license (other than commercially available off-the-shelf software products). Except as set forth on
Schedule 5.6(c), all of the agreements or arrangements set forth in the portion of Schedule 5.6(a) which relates to this Section 5.6(c): (1) are in full force and effect in accordance with their terms and no default exists thereunder by Seller or, to the Knowledge of Seller, by any other party thereto, and (2) are free and clear of all liens. Seller has delivered to Buyer true and complete copies of all agreements, licenses and arrangements (including amendments) set forth in the portion of Schedule 5.6(a) which relates to this Section 5.6(c). All Intellectual Property rights listed in the portion of Schedule 5.6(a) which relates to this Section 5.6(c) that Seller has obtained from third parties are referred to herein as "Licensed Intellectual Property."

          (d) No Intellectual Property Litigation. Except as set forth in
Schedule 5.6(a), no claim or demand of any third party has been made nor is there any proceeding that is pending or, to the Knowledge of Seller, threatened, which (A) challenges the rights of Seller with respect to the sole ownership or use of any Intellectual Property Assets, (B) asserts that Seller has infringed or is infringing, misappropriated or is misappropriating, or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any intellectual property of a third party, or (C) claims that any default exists under any agreement or arrangement listed on Schedule 5.6(a). None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

          (e) Registrations, etc. Schedule 5.6(a) sets forth, with respect to the Intellectual Property and Trade Secrets owned by Seller, all registrations, filings or issuances with the United States Patent and Trademark Office, United States Copyright Office or other federal filing offices.

          (f) Web Site. Schedule 5.6(f) sets forth all relevant information necessary for Buyer to own and use the domain name and Web site
"inacomcommunications.com" and any other domain names and Web sites used in connection with the operation of the Business.

     5.7 Legal Compliance. In operating the Business, Seller has complied in all material respects with all laws (including rules and regulations thereunder) of all Governmental Authorities, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation, and to Seller's Knowledge none of the foregoing is threatened.

     5.8 Litigation. Except for the proposed cases under the Bankruptcy Code or as set forth on Schedule 5.8, there is no litigation, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened, to which Seller is a party with respect to the Business or any of the transactions contemplated hereby. Seller is not in default with respect to any order, writ, injunction or decree of any Governmental Authority.

     5.9 No Conflict. Except as set forth in Schedule 5.9, the execution by Parent and Seller of this Agreement and the other documents and instruments referred to in this Agreement to which it is a party, compliance by Parent and Seller with the provisions of this Agreement and the consummation of the transactions contemplated hereby and thereby (i) will not, in any material respect, violate any provision of applicable law, (ii) will not conflict with any provision of the Articles of Incorporation or By-laws of Parent and Seller or conflict with, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any of the terms, conditions or provisions of, any Contract described in Section 5.3(c) or 5.6(c) hereof (except for the failure to obtain a third-party consent under such instrument before Closing), (iii) will not result in the creation of any lien, charge or encumbrance upon any of the Assets pursuant to any Contract, described in Section 5.3(c) or 5.6(c) hereof, to which Parent or Seller are a party or by which Parent or Seller are bound or to which the Assets are subject, (iv) except for clearance under the HSR Act, and approval of the

Bankruptcy Court if the Petition Date occurs prior to the Closing, do not require the consent or approval of, or registration, declaration or filing with, any Governmental Authority and (v) do not violate any order, writ, injunction, decree, arbitration award, statute, rule or regulation applicable to Parent and Seller, to any of the Assets or to the Business.

     5.10 Financial Statements; No Material Adverse Change.

          (a) Parent and Seller have delivered to Buyer and Westcon copies of Seller's unaudited balance sheet, and Seller's unaudited income statement, as of the end of, and for, the fiscal years ended December 31, 1998 and 1999 and as of the end of and for the 4-month period ended April 30, 2000 (the "Financial Statements"). The Financial Statements are, and the Closing Balance Sheet will be when issued, complete and correct in all material respects. The Closing Balance Sheet will be prepared in accordance with past practices, consistently applied, provided that all intercompany accounts payable, intercompany debts and other intercompany obligations and intercompany accounts receivable shall be excluded therefrom and the other Financial Statements have been prepared in accordance with past practices, consistently applied. The Financial Statements, present fairly, and the Closing Balance Sheet will when issued present fairly, the financial condition and results of operations of Seller as at the dates of such statements and for the periods then ended.

          (b) Except as disclosed on Schedule 5.10(b) or elsewhere in this Agreement or in the Financial Statements delivered pursuant to Section 5.10(a), there has not been any:

               (i) Material Adverse Change, and Seller has Knowledge of no fact, circumstance, event, occurrence, contingency or condition which could reasonably be expected to result in any Material Adverse Change;

               (ii) except in the Ordinary Course of Business, (A) entering into by Seller of any employment contract or collective bargaining agreement; (B) increase in the compensation or benefits payable or to become payable by Seller to any Company Personnel; or (C) any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingent or otherwise, to the credit of any Company Personnel;

               (iii) repurchase or redemption of any shares of Seller's stock;

               (iv) mortgage, pledge or subjection to any lien or encumbrance of any character whatsoever of any of the Assets, except the lien of current real and personal property Taxes incurred but not yet due and payable;

               (v) sale, assignment or transfer of any assets used in the Business that are material, either singly or in the aggregate;

               (vi) settling, canceling, compromising, waiving or releasing any right, claim, action or proceeding of substantial value to Seller, not in the Ordinary Course of Business, involving (either singly or in the aggregate) more than $10,000;

               (vii) modification, cancellation or termination by Seller of any material contract, agreement or other instrument to which Seller is or was a party;

               (viii) Liability or obligation (whether accrued, absolute, contingent, asserted, unasserted or otherwise) incurred by Seller of a nature required to be reflected in a balance sheet of Seller prepared in accordance with past practices, consistently applied, or disclosed in the notes thereto; except Liabilities or obligations incurred in Seller's Ordinary Course of Business;

               (ix) except in the Ordinary Course of Business, capital expenditure or execution of any lease with respect to any aspect of the Business;

               (x) change in the method of accounting or accounting practice of Seller;

               (xi) cancellation by any supplier, customer or contractor which is material individually or in the aggregate to the Business;

               (xii) delay or postponement in the payment of accounts payable and other Liabilities by Seller except in the Ordinary Course of Business;

               (xiii) material damage, destruction or loss (whether or not covered by insurance) to Seller's property;

               (xiv) declaration or payment of any dividends or any distribution in cash or property on and with respect to Seller's capital stock or other corporate securities; or

               (xv) agreement by Seller to do any of the foregoing.

          (c) Except as included in the Closing Balance Sheet or in the notes thereto, Seller does not have outstanding on the date hereof any obligation, indebtedness or liability, and Seller has no Knowledge of any basis for the assertion of any such obligation, indebtedness or liability, whether accrued, absolute, contingent or otherwise, none of which in the aggregate, would have a Material Adverse Effect.

     5.11 Taxes. There are no liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax and Buyer will not have any liability or obligation of any kind or nature with respect to any Taxes of Seller or Parent or in connection with Taxes arising as a result of the consummation of the transaction contemplated hereby.

     5.12 No Brokers. Seller has made no contact and had no dealings with and has not entered into, and will not enter into, any agreement, arrangement or understanding with any investment banker, broker, leasing agent, finder or similar Person or entity with respect to this Agreement and the transactions contemplated hereby which (except as provided in Section 3.1(d)(i), will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     5.13 Environmental Compliance. Except as disclosed in Schedule 5.13, (i) there is not and has not been any Environmental Condition at any premises or property currently owned, leased, operated, controlled or used by Seller which would have a Material Adverse Effect, and (ii) Seller has not received any notice alleging that it is liable for any Environmental Condition at any location which would have a Material Adverse Effect. For the purposes of this paragraph, (A) "Environmental Condition" means any action, omission, event, condition or circumstance, including, without limitation, the presence of any Hazardous Substances, which does or reasonably could (1) require assessment, investigation, abatement, correction, removal or remediation, (2) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (3) create or constitute a public or private nuisance or trespass, or (4) constitute a violation of or non-compliance with any Environmental Law, (B) "Environmental Law" means all national, provincial, regional, federal, state, local or municipal statutes, laws (including, without limitation, principles of common law and decisional law), regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals, or requirements or authorizations of any Governmental Authority relating to the environment, natural resources, safety, or health of humans or other organisms, including the manufacture, distribution in commerce, and use of, or release to the natural environment of Hazardous Substances, and (C) "Hazardous Substances" means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, or other compound, element, material or substance in any form whatsoever (including, without limitation, products), in each case which is regulated, restricted or addressed by or under any Environmental Law.

     5.14 Employee Benefit Information. Except as set forth on Schedule 5.14, Seller has, in the conduct of the affairs of the Business, complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, immigration and the payment of social security and similar Taxes. There are no pending claims by any Employee against Seller under any of the applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, immigration, and the payment of social security and similar Taxes, and Seller has no Knowledge of any plan of any Employee, organization or Governmental Authority to do so.

          (a) Complete List. - Schedule 5.14 lists each Employee Benefit Plan or welfare plan that provides benefits for employees or former employees of the Seller, or for which the Seller could have any direct or indirect, actual or contingent liability (collectively, the "Plans")

          (b) No Liability - The Seller has no direct or indirect, actual or contingent liability with respect to any Plan other than to make payments to the Plans in accordance with the terms of such Plans.

          (c) Required Contributions Made - The Seller has made or shall make all contributions required to be made by it under each Plan for all periods through and including the Closing Date, or adequate accruals therefor have been or shall be provided therefor in the Closing Balance Sheet.

          (d) Claims - There are no pending or threatened claims, suits, or other proceedings involving any Employees, plan fiduciaries or the U.S. Department of Labor with respect to any Plan other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Plans and which will be paid under such Plans in the ordinary course.

     5.15 Labor Disagreements. In connection with the operation of the Business,
(i) there is no material labor strike, controversy, unsettled grievance, dispute, request for representation, slowdown or stoppage actually pending against or affecting Seller, and, to the Knowledge of Seller, none is or has been threatened; and (ii) Seller has no collective bargaining agreements with respect to any Company Personnel and none of the Company Personnel are represented by any bargaining agent.

     5.16 Employees. A list which sets forth the name, location, title, date of employment, and salaries of each regular employee, including last raise date and amount of such raise, of Seller (collectively, the "Employees") as of the date set forth therein is attached as Schedule 5.16. Seller shall update such list as of the Closing Date, and deliver same to Buyer on or prior to the Closing.

     5.17 No Other Agreements to Sell Assets or Business. Seller has no obligation, absolute or contingent, to any other Person to sell the Assets (other than sales in the Ordinary Course of Business), to effect any merger, consolidation or other reorganization of Seller, or to enter into any agreement with respect thereto.

     5.18 Product Warranties. Seller has not provided any warranty with respect to any equipment, goods, materials or systems sold or leased by Seller, other than passing along to the purchaser or lessee the warranty on such equipment, goods, materials or systems provided by the applicable manufacturer.

     5.19 Improper Payments. No officer, agent or employee of Seller has made or agreed to make any contributions, payment or gifts to any governmental official, employee or agent in violation of the Foreign Corrupt Practices Act.

     5.20 Adverse Contracts. Except as set forth in Schedule 5.20, Seller is not a party or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which (i) is incapable of complete performance in accordance with the terms thereof within six months after the date on which it was entered into or undertaken save for maintenance contracts entered into in the Ordinary Course of Business; (ii) to the Knowledge of the Seller is likely to result in a loss to Seller on completion of performance, which losses together with all other such losses, exceed in the aggregate Twenty Five Thousand Dollars ($25,000); (iii) to the Knowledge of the Seller cannot readily be fulfilled or performed by Seller on time and without undue or unusual expenditure of money and effort; (iv) involves or is likely to involve obligations, restrictions, expenditures or receipts of an unusual, onerous or exceptional nature and not in the Ordinary Course of Business; (v) is a lease or contract for purchase, or an agreement for purchase by way of credit sale or periodic payment; (vi) involves or is likely to involve the supply of goods by or to Seller (other than in the Ordinary Course of Business) the aggregate sales value of which will represent in excess of ten percent (10%) of the net sales of Seller based on sales for its prior fiscal year; (vii) to the Knowledge of the Seller, in any way restricts Seller's freedom to carry on, the whole or any part of the Business as heretofore conducted by the Seller; (viii) involves liabilities which may fluctuate in accordance with an index or rate of currency exchange; or (ix) is in any way otherwise than in the Ordinary Course of Business.

     5.21 Inventory. The inventory of the Seller (the "Inventory") classified as such on the Closing Balance Sheet consists of (i) raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, discontinued, damaged, or defective (except to the extent of reserves disclosed in the Closing Balance Sheet), and
(ii) except as set forth in Schedule 5.21, items of a quantity and quality usable or salable in the Ordinary Course of Business which Seller has continued to replenish in a normal and customary manner consistent with Seller's past practices. Seller has not received written or oral notice that it will experience in the foreseeable future any difficulty, other than in the Ordinary Course of Business, in obtaining in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried is consistent with Seller's past practices, consistently applied.

     5.22 Customers, Suppliers and Distributors. Schedule 5.22 sets forth (i) the ten customers with the highest dollar volume of purchases from Seller during the one year period ending December 31, 1999, indicating opposite each customers name, the approximate total sales for that customer; and (ii) the five largest suppliers and the ten largest distributors of Seller during the one year period ending December 31, 1999. Except as set forth in this Schedule 5.22, there has not been any known adverse change in the business relationship of Seller and such customer, supplier or distributor, and Seller is not aware of any threatened loss of any such customer, supplier or distributor since May 15, 1999.

     5.23 Accounts Receivable. All accounts and notes receivable of the Seller reflected on the Financial Statements and as will be reflected on the Closing Balance Sheet represent and will represent sales actually made in the Ordinary Course of Business and do not result from any fraudulent actions by Seller or Parent and, except to the extent of $500 per invoice (the "Threshold") (which Threshold shall not apply to claims or defenses arising as a result of fraudulent actions by Seller or Parent) are and will be valid obligations of the respective debtors without any claims or defenses, provided however that if, as to any invoice, the respective debtor asserts claims or defenses arising as a result of actions or inactions of Seller prior to the Closing Date in excess of the Threshold, which claims or defenses are granted or accepted by the Buyer, in its reasonable judgment consistent with Westcon's collection practices, then for purposes of this Agreement the exception created by the Threshold limitation shall be deemed deleted and of no force or effect as to any such invoice.

                                   ARTICLE VI
                                   ----------

               Representations and Warranties of Buyer and Westcon

          Representations and Warranties of Buyer. Buyer and Westcon jointly and severally represent and warrant to Seller and Parent that the statements contained in this Article VI are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI (except for representations and warranties made as of a specific date), and except as such may be updated as provided in this Agreement.

     6.1 Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to own or lease its properties and to conduct its business as currently conducted, and is qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except in such jurisdictions where failure to be so qualified or in good standing collectively could not be reasonably expected to have a material adverse effect on its business, results of operations, financial condition or prospects.

     6.2 Corporate Authorization, etc. The execution, delivery and performance by Westcon and Buyer of this Agreement and the other Transaction Documents referred to in this Agreement to which Westcon and Buyer are a party have been authorized and approved by all requisite corporate and other action on the part of Westcon and Buyer, and no other corporate or other approval or authorization is required on the part of Westcon and Buyer or any other Person by law or otherwise in order to make this Agreement and the other Transaction Documents and instruments of transfer referred to in this Agreement to which Westcon and Buyer are a party the valid, binding and enforceable obligations of Westcon and Buyer subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Each of this Agreement and the other Transaction Documents and instruments delivered at the Closing to which Westcon and Buyer are a party is or shall be a valid and legally binding obligation of Westcon and Buyer, enforceable against Westcon and Buyer in accordance with their respective terms, subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Westcon and Buyer have full power and authority to comply with its covenants under this Agreement and the other Transaction Documents and instruments to which Westcon and Buyer are a party.

     6.3 Litigation. There is no litigation, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened, to which Buyer is a party with respect to any of the transactions contemplated hereby, before or by any Governmental Authority. Buyer is not in default with respect to any order, writ, injunction or decree of any Governmental Authority.

     6.4 No Conflict. The execution by Buyer and Westcon of this Agreement and the other documents and instruments referred to in this Agreement to which it is a party, compliance by Buyer and Westcon with the provisions of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby (i) will not, in any material respect, violate any provision of applicable law, (ii) will not conflict with any provision of the Certificate of Incorporation or By-laws of Buyer or Westcon or conflict with, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any of the terms, conditions or provisions of, any material contract, agreement, permit or other instrument to which Buyer or Westcon is a party or by which Buyer or Westcon is bound or to which any of its assets are subject, (iii) except for clearance under the HSR Act, do not require the consent or approval of, or registration, declaration or filing with, any Governmental Authority, and (iv) do not violate any order, writ, injunction, decree, arbitration award, statute, rule or regulation applicable to Buyer or Westcon, or to any of the assets of Buyer or Westcon.

     6.5 No Brokers. Buyer has made no contact and had no dealings with and has not entered into, and will not enter into, any agreement, arrangement or understanding with any investment banker, broker, leasing agent, finder or similar Person or entity with respect to this Agreement and the transactions contemplated hereby which will result in the obligation of Seller or Parent to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     6.6 Investigation by Buyer. Westcon and the Buyer (a) acknowledge that neither the Seller nor the Parent nor any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives makes or has made any representation or warranty, either express or implied, to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, except as and only to the extent expressly set forth herein and subject to the limitations and restrictions contained in this Agreement; and (b) agree that, other than as a result of fraudulent action of the Seller, none of the Parent or the Seller, nor any of their directors, officers, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever on any basis, other than for such liability and responsibility as is provided for in this Agreement, to Westcon or the Buyer or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, subject to the limitations and restrictions contained in this Agreement.

                                  ARTICLE VII
                                  -----------

             Conditions Precedent to Obligations of Buyer and Seller
             -------------------------------------------------------

     7.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the conditions (unless waived by Buyer at or before the Closing, in Buyer's sole discretion) that at the Closing:

          (a) Compliance with Covenants. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Parent and Seller, on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

          (b) Representations and Warranties. The representations and warranties made by Parent and Seller herein shall be true and correct in all material respects as of the Closing with the same force and effect as though made as of the Closing (except for representations and warranties which expressly speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose.

          (c) Delivery of Closing Documents. Seller shall have delivered to Buyer on or prior to the Closing Date all of the documents required to be delivered pursuant to Section 8.1.

          (d) The conditions set forth in section 7.2 hereof shall have been satisfied.

     7.2 Bankruptcy Approvals. The obligations of Buyer under this Agreement are subject to the further condition (unless waived by Buyer at or before the Closing, in Buyers' sole discretion) that:

          (a) Cost Reimbursement Fee Approval. On or before July 6, 2000 but prior to the hearing referred to in Section 7.2(b), the Bankruptcy Court shall have entered an order or orders approving the Cost Reimbursement Fee (the "Cost Reimbursement Fee Order").

          (b) Approval of Agreement. On or before July 6, 2000, the Bankruptcy Court shall have entered an order or orders: (i) approving the Agreement and authorizing Seller and Parent to take the actions necessary at the Closing, which Closing shall occur by July 7, 2000; (ii) authorizing the Assumption and Assignment of any leases or executory contracts to be assigned to Buyer under the Agreement, effective as of the Closing; and (iii) granting the Buyer the protections afforded under section 363(m) of the Bankruptcy Code (the "Sale Order").

          (c) No Stay. The Cost Reimbursement Fee Order and the Sale Order shall not have been stayed pursuant to an order or orders of a court of competent jurisdiction prior to the Closing.

     7.3 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject to the conditions (unless waived by Seller at or before the Closing, in Seller's sole discretion) that at the
Closing:

          (a) Compliance with Covenants. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

          (b) Representations and Warranties. The representations and warranties made by Buyer and Westcon herein shall be true and correct in all material respects as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing (except for representations and warranties which expressly speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date), it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose.

          (c) Delivery of Closing Documents. Buyer and Westcon shall have delivered to Seller on or prior to the Closing Date all the documents required to be delivered pursuant to Section 8.2.

          (d) Deutsche Bank Approval. Seller's lenders under their revolving credit line with Deutsche Bank, AG, New York Branch, as collateral agent, and the bank group shall have consented to the consummation of transactions contemplated hereby.

     7.4 Conditions Precedent to Obligations of Both Buyer and Seller.

          The obligations of Buyer and Seller under this Agreement are subject to the condition (unless waived by both Buyer and Seller at or before the Closing, in each party's sole discretion) that at the time of the Closing:

          (a) Absence of Litigation. No action or proceeding before a Governmental Authority shall have been instituted or threatened by a Governmental Authority, or instituted by any other party if in the opinion of counsel for Buyer or Seller there shall be a substantial likelihood that such other party will prevail on the merits, in either case to restrain or prohibit the consummation of the transactions contemplated hereby.

          (b) HSR Act. All applicable waiting periods (and any exceptions thereof) under the HSR Act shall have expired or otherwise been terminated as provided in Section 9.10.

          (c) Third Party Consents. To the extent that any third-party consent, approval or other action would be required under the terms of any Permit or Contract in connection with the assignment of such Permit or Contract to Buyer, it is expressly understood and agreed that, Seller shall take any and all action necessary to obtain any and all such third-party consents prior to the Closing. The first $5,000 of the cost of obtaining such consent shall be borne by Seller and all costs in excess thereof shall be divided equally between Buyer and Seller, unless Buyer waives the requirement of obtaining such third-party consent. If such third-party consents are not obtained and Buyer waives the obtaining of such third-party consents as a condition precedent hereunder, then Seller shall cooperate with Buyer in any arrangement (such as subcontracting, sublicensing or subleasing) requested by Buyer intended to provide for Buyer all of the benefits of Seller or its Affiliates under any such documents and the Buyer shall cooperate in such efforts as required under Section 9.5 hereof.

          (d) Court Approval. If, prior to the Closing Date, Parent and/or Seller shall have filed a petition for relief under the federal bankruptcy laws, or if a petition shall have been filed against Parent and/or

Seller, then the bankruptcy court in which such petition shall have been filed shall enter an order approving this agreement and the transactions contemplated hereunder in form and manner acceptable to Buyer.

                                  ARTICLE VIII
                                  ------------

                    Documents to Be Delivered at the Closing
                    ----------------------------------------

     8.1 Items to Be Delivered by Seller at the Closing. At the Closing, Seller shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel the following duly executed instruments and items:

          (a) Opinions of Counsel. An opinion of McGrath, North, Mullin & Kratz, P.C. counsel to Seller, reasonably satisfactory to the Buyer with respect to matters set forth in Sections 5.1, 5.2(a), 5.2(b) and 5.9 and from Tom Molchan, Esq., Seller's in-house counsel, with respect to matters set forth in Section 5.8.

          (b) Officer's Certificate. A certificate signed by Parent and Seller to the effect set forth in Section 7.1(b) and stating that the conditions set forth in Section 7.1 have been satisfied and that Seller, as applicable, has complied with each of the covenants and agreements of Seller, as applicable, contained in this Agreement.

          (c) Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and the Assignment and Assumption Agreement.

          (d) Secretary's Certificate. A certificate of the Secretary of Seller certifying as to the taking of all required corporate and shareholder action and a certificate of good standing in the jurisdiction in which Seller is incorporated.

          (e) Assignment of Lucent Contract. An assignment of the Agreement between Seller and Lucent Technologies, Inc. ("Lucent") together with the consent of Lucent thereto.

          (f) Assignment of Lucent-VAR Contracts. An assignment of the Lucent - VAR contracts set forth on Schedule 8.1(f), together with the consent of Lucent Technologies, Inc. thereto.

          (g) Custom Edge, Inc. Agreement. An agreement (the "Custom Edge Agreement") in form and substance reasonably acceptable to Buyer, containing the terms and conditions set forth on the term sheet attached hereto as Exhibit 8.1(g), which agreement shall be executed by Custom Edge, Inc. and Buyer.

          (h) Employment Contracts. Executed employment contracts pursuant to
Section 9.6.

          (i) Transition Services Agreement. An agreement in the form attached hereto as Exhibit 8.1(i), together with use and occupancy for the corporate office facility located in Omaha, Nebraska and for the use and occupancy of the warehouse facility located in Sioux City, Iowa and consents of the respective landlords, all as referred to therein (the "Transition Services Agreement").

     8.2 Items to Be Delivered by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller in form and substance reasonably satisfactory to Seller the following duly executed instruments and items:

          (a) Opinion of Counsel. An Opinion of Morrison Cohen Singer & Weinstein, LLP, counsel to Buyer, reasonably satisfactory to the Buyer with respect to matters set forth in Section 6.1, 6.2 and 6.4.

          (b) Officer's Certificate. A certificate signed by each of Westcon and Buyer to the effect set forth in Section 7.3(b) and stating that the conditions set forth in Section 7.3 have been satisfied and that Buyer or Westcon, as applicable, has complied with each of the covenants and agreements of Buyer or Westcon, as applicable, contained in this Agreement.

          (c) Secretary's Certificate. A certificate of the Secretary of Buyer and certificate of good standing in the jurisdiction in which Buyer is incorporated.

          (d) Purchase Price. The Purchase Price payable on the Closing Date, in accordance with Section 3.1.

          (e) Resale Certificate. A resale exemption certificate (related to state sales taxes) in form satisfactory to Seller.

                                   ARTICLE IX
                                   ----------

              Further Covenants and Agreements of Seller and Buyer
              ----------------------------------------------------

     9.1 Conduct of the Business; Access. Seller agrees with Buyer as follows:

          (a) Conduct of Business Pending Closing. From the date of this Agreement to the Closing Date, Seller (i) will maintain the Assets and not remove any such Asset from its present location (except for transfers in the Ordinary Course of Business and except for replacement of Assets with reasonably similar assets); (ii) will perform in all material respects its obligations under the contracts and agreements to which Seller is a party which relate to the Business; (iii) will maintain in full force and effect through the Closing Date all of its presently existing insurance coverage, or insurance comparable to such existing coverage; and (iv) except as contemplated in this Agreement, will conduct the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall not engage in any practice, take any action, embark on any course of inaction or enter into any transaction of the sort described in Section 5.10(b).

          (b) Full Access. From the date of the announcement of this Agreement to the Closing Date, Seller shall permit representatives of Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal operation of the Business by Seller, to the headquarters office of Seller and to all books, records, contracts and documents of or pertaining to the Business, and, subject to scheduling with Seller so that a representative of Seller may be present, to contact or speak or correspond with any customer, employee or other Person associated in business with Seller, who or which is (i) set forth on
Schedule 9.1 or (ii) reasonably requested by Buyer.

     9.2 Confidentiality/Announcements.

          (a) Seller and Buyer each agree that, except as otherwise required by law neither Seller nor Buyer nor any of their Affiliates shall make any announcement of the transactions contemplated hereby, other than jointly or as otherwise agreed by them in writing, it being the intention of the parties that an announcement shall be made contemporaneously with the execution hereof. On and prior to the Closing Date, each party will keep confidential any information not otherwise publicly available which is derived from access, investigation or information furnished by the other party in connection with this Agreement, including but not limited to the negotiations conducted in connection herewith and information learned during due diligence reviews, and if the transactions contemplated hereby are not fully consummated by July 7, 2000, or this Agreement is terminated prior to such time, each party shall promptly return to the other party all information provided by the other party, and copies and extracts therefrom, and will not thereafter use such information for any purpose. Buyer and Seller shall keep confidential all drafts and executed copies of this Agreement and the contents hereof, except to the extent necessary to comply with any applicable law or regulation or any request or order of any Governmental Authority or court of competent jurisdiction and except as otherwise agreed pursuant to the first sentence of this paragraph. Notwithstanding the foregoing provisions of this Section 9.2(a), Buyer and Seller may disclose any such information to their respective attorneys, accountants and investment advisers.

          (b) In the event that either party (the "Disclosing Party") is requested or required (by oral question or request for information or documents in any legal proceeding interrogatory. subpoena, civil investigative demand, or similar process, or otherwise) to disclose any Confidential Information, the Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, the Disclosing Party may disclose the Confidential Information to the tribunal; provided, however, that the Disclosing Party shall use its reasonable efforts to obtain, at the reasonable request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such other party shall designate.

          (c) The foregoing provisions of this Section 9.2 shall not apply to any Confidential Information which a party wishing to make disclosure can demonstrate: (i) was, at the time of disclosure to such party, in the public domain; (ii) after disclosure to such party, is published or otherwise becomes part of the public domain through no fault of such party; (iii) was received after disclosure to such party from a third party who had a lawful right to disclose such information to such party; or (iv) was independently developed by such party without reference to the Confidential Information of the other party.

     9.3 Survival of Representations and Warranties; Indemnities.

          (a) The several covenants, representations and warranties of the parties herein contained shall survive the Closing Date; provided that any claims for indemnification with respect to any representation or warranty in accordance with Section 9.3(b)(i) and 9.3(c)(i) below shall be null and void unless made on or before the second anniversary of the Closing Date provided, however, that such 2 year period shall be extended to the expiration date of the applicable statute of limitations with respect to claims for indemnification in connection with the representations and warranties contained in Sections 5.1, 5.2, 5.5, 5.11, 5.13, 5.14, 6.1 and 6.2.

          (b) Each of Seller and Parent, jointly and severally, hereby agrees to indemnify and hold Buyer and Westcon (and their Affiliates and each of their shareholders, directors, officers, employees, consultants, agents, successors and assigns) harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees (collectively, "Buyer's Losses") arising out of or resulting from (i) any inaccuracy in any representation or warranty made by Seller or Parent in this Agreement, (ii) any breach by Seller or Parent, unless waived by Buyer, of any covenant or agreement of Seller or Parent contained in this Agreement, (iii) the Business or operation of the Business prior to the Closing or any act, or failure to act, relating to the Business prior to the Closing, (iv) any of the Excluded Liabilities or Excluded Assets, and (v) any Taxes of Seller (or Taxes of any other Person for which Seller may have liability) with respect to (A) any Tax described in Section 9.9(c) hereof, or (B) any Tax period ending on or before the Closing Date (or for any Tax period ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9.9 hereof) to the portion of such period beginning before and ending on the Closing Date).

          (c) Each of Buyer and Westcon, jointly and severally, hereby agrees to indemnify and hold Seller and Parent (and their Affiliates and each of their shareholders, directors, officers, employees, consultants, agents, successors and assigns) harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, (collectively, "Seller's Losses") arising out of or resulting from
(i) any inaccuracy in any representation or warranty made by Buyer or Westcon in this Agreement, (ii) any breach by Buyer or Westcon, unless waived by Seller, of any covenant or agreement of Buyer or Westcon contained in this Agreement, (iii) the Business or operation of the Business after the Closing or any act, or failure to act, relating to the Business after the Closing, (or) (iv) any of the Assumed Liabilities.

          (d) If any third party shall notify any party hereto (the "Indemnified Party", which term shall be deemed to include such party's Affiliates and each of their shareholders, directors, officers, employees, consultants, agents, successors and assigns, to the extent applicable) with respect to any matter which may give rise to a claim for indemnification against any other party hereto (the "Indemnifying Party") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced as a result of such delay. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without of the written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed). In the event that the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other parties to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice it) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, in which case the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other party, appeals or other written statements copies of all correspondence, pleadings, motions, brief relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

          (e) The amount to which an Indemnified Party may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, set off, tax benefit, counterclaim or otherwise received from a third party (including any insurer or taxation authority) in respect of such claim. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party, less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery from the third party.

          (f) Notwithstanding any other provision of this Agreement,

               (i) Seller and Parent shall have indemnification obligations with respect to indemnification under this Section 9.3 arising out of Buyer's Losses incurred pursuant to Section 9.3(b) (except as provided in Section 9.3(f)(v)) only if the aggregate of all Buyer's Losses exceeds $100,000 (the "Basket") whereupon, Seller and Parent shall pay Buyer's Losses only in excess of the Basket (it being agreed however, that such Basket shall not apply to Buyer's Losses incurred pursuant to any provision of Section 9.3(b)(iv) and 9.3(b)(v) or any Buyer's Losses incurred as a result of fraudulent actions by Seller or the Parent);

               (ii) Buyer and Westcon shall have indemnification obligations with respect to indemnification under this Section 9.3 arising out of Seller's Losses incurred pursuant to Section 9.3(c)(i) only if the aggregate of all Seller's Losses shall exceed the Basket, whereupon, Buyer and Westcon shall pay Buyer's Losses only in excess of the Basket;

               (iii) The indemnification obligation of Buyer and Westcon for Seller's Losses hereunder shall not exceed the Purchase Price (the " Buyer Limit"); provided that, the Buyer Limit shall not apply to Seller's Losses resulting from a breach of the representations and warranties set forth in Section 6.2; and

               (iv) The indemnification obligation of Seller and Parent for Buyer's Losses hereunder shall not exceed the Purchase Price (the "Seller Limit"); provided that, the Seller Limit shall not apply to Buyer's Losses resulting from a breach of the representations and warranties set forth in Sections 5.2, 5.5, 5.11 and 5.13.

          (g) Buyer and Westcon agree that their sole remedy (other than as a result of fraudulent actions by Seller or Parent) in respect to any breach of warranty, representation or covenant by the Parent or the Seller hereunder shall be limited to indemnification pursuant to this Section 9.3.

     9.4 Conditions. Each of the parties shall use commercially reasonable efforts to cause all conditions to the Closing over which it has control to be satisfied as soon as reasonably practicable.

     9.5 Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, Affiliates, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Business from Seller to Buyer and to minimize any disruption to the Business that might result from the transactions contemplated hereby, including without limitation (i) in connection with obtaining third-party consents following the Closing, and (ii) taking all reasonable efforts to, and causing each of their Affiliates to, hold in trust for, and delivering as soon as practicable to, the other party all mail, communications, payments, checks and other materials received for the benefit of the other party or its Affiliates (except in the case of payments as to which an appropriate adjustment has then already been made). After the Closing, upon reasonable written notice, (a) Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment, and (b) without limiting the generality of the foregoing, Buyer shall co-operate and render assistance to Seller and its Affiliates (and shall cause Buyer's officers, employees, agents, Affiliates, auditors and representatives to cooperate and render assistance to Seller and its Affiliates) in connection with any third-party litigation relating to the Business including without limitation, the litigation described in Schedule 9.5. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting of the other pursuant to this Section 9.5, provided however that all out-of-pocket costs for travel, lodging, etc., shall be directly paid by the parties requesting such cooperation. Neither party shall be required by this Section 9.5 to take any action that would unreasonably interfere with the conduct of its business or unseasonably disrupt its normal operations. or that would require such party to pay any amounts to any Person.

     9.6 Employee and Employee Benefit Matters.

          (a) Employees. Buyer shall prepare a list of employees of Seller to be attached to this Agreement as Schedule 9.6(a) ("Key Employees") to whom Buyer or its Affiliates shall offer employment effective as of the Closing. Seller shall not solicit, prevent, discourage or in any other way interfere with Buyer's efforts to cause each of the Key Employees to execute and deliver the employment agreement substantially in the form attached hereto as Exhibit 9.6(a). Seller shall remain responsible and liable for (A) payment of any and all wages, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits or other perquisites of employment, or similar benefits (whether arising under any plan, program, policy or arrangement of Seller or under applicable local law), payroll taxes and other payroll related expenses, (B) payments to or under employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Seller, in either case arising out of or relating to the employment of any of the Person by Seller prior to the Closing, and (C) all workers' compensation claims of the any Person to the extent relating to events, conditions or circumstances that occur or exist prior to the Closing.

          (b) Severance Plans. With respect to any termination costs or severance pay arising from employment of any Person, if such Employee becomes an employee of Buyer or its Affiliate on or about the Closing Date (a "Transferred Employee"), Buyer or Westcon (or their respective Affiliate) shall provide severance benefits, if any, (including both cash compensation and other benefits, such as insurance continuation and retraining) to such Transferred Employees in accordance with their severance policies and neither Parent not Seller shall have any obligation in respect thereof. All termination costs or severance pay arising from termination of employees of the Seller who do not become employees of the Buyer or its Affiliates on or about the Closing Date, shall be provided by Seller and Parent in accordance with their severance policies (including both cash compensation and other benefits, such as insurance continuation and retraining) and neither Buyer nor Westcon shall have any obligation in respect thereof.

     9.7 Corporate Records. Each of Seller and Buyer shall have the right to inspect and make copies of the books and records, as they existed on the Closing Date during normal business hours at any time upon reasonable notice to the other party, within 6 years after the Closing Date. Any exercise of any such right of inspection shall (a) be at the inspecting party's expense, (b) not unreasonably interfere with the other party's business or operations, (c) be conducted at a location or locations reasonably specified by the other party, and (d) be subject to the confidentiality obligations of the inspecting party contained in Section 9.2 hereof (which shall survive the Closing for purposes of this paragraph).

     9.8 Collection of Receivables. Parent and Seller covenant and agree that if, following the Closing Date, they shall receive any payments in respect of any accounts receivables included in the Definitive Net Assets Value, they shall deliver same to Buyer and if such payment is made by check payable to the order of Seller or Parent, same shall be endorsed without recourse and delivered to Buyer. Buyer covenants and agrees that if, following the Closing Date, it receives any payments in respect of accounts receivable of Seller, Parent or Custom Edge, Inc. which are not included in the Definitive Net Assets Value then they shall deliver same to Parent. All payments and deliveries described in this
Section 9.8 shall be made within three (3) days following receipt thereof.

     9.9 Taxes.

          (a) Seller agrees to retain responsibility for, and agrees to pay (or cause the appropriate Affiliate to pay) when due (except while and to the extent being contested in good faith), any and all Taxes of every nature and description of Seller or otherwise relating to the Business or the Assets for any taxable period or portion of a taxable period which period or portion ends on or prior to the Closing Date. Buyer agrees to retain responsibility for, and agrees to pay (or cause the appropriate Affiliate to pay) when due (except while and to the extent being contested in good faith), any and all Taxes of every nature and description of Buyer or otherwise relating to the Business or the Assets for any taxable period or portion of a taxable period which period or portion begins after the Closing Date. Any Taxes which are imposed on the Assets (including personal property taxes) or which are otherwise imposed on a periodic basis relating to any tax period which begins before and ends after the Closing Date shall be allocated between the parties on a pro rata basis over the period for which such Taxes are levied, or if it cannot be determined over what period such Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes. As promptly as practicable after the Closing, each party shall present to the other a calculation as to the amount of any such Taxes paid by such party (or its Affiliates) and the pro-rata portion owed by the other, which shall be paid within 10 days.

          (b) The Purchase Price (as determined in accordance with Article III) shall be allocated by the Buyer among the Assets in accordance with the requirements of applicable law for tax reporting purposes, which allocation shall be conclusive unless Seller establishes that Buyer has acted unreasonably in doing so. The parties shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation, and shall use their reasonable best efforts to sustain such allocations in any subsequent tax audit or tax dispute.

          (c) All transfer, real property transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, real property transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable law, Buyer will join in the execution of any such Tax return and other documentation.

     9.10 Required Filings. Buyer and Seller acknowledge that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. ss. 18(a) et. Seq. ("HSR Act") is applicable to the transaction sought to be consummated by this Agreement. Buyer and Seller shall use their best efforts to, as soon as practicable after the Effective Date, but no later than three (3) business days from the Effective Date, make or cause to be made their respective filings under the HSR Act. Buyer shall pay the filing fee in connection with the filings under the HSR Act. Buyer and Seller also agree that this transaction is subject to, conditioned upon and cannot be consummated until the Buyer has received notification (the "Notification") from the Federal Trade Commission approving the acquisition contemplated by the terms of this Agreement. The Seller shall not tender and the Buyer shall not accept the consideration to be eventually exchanged to consummate this transaction until the Buyer shall have received such Notification. Both the Seller and the Buyer acknowledge that there has not been a tender or an acceptance of consideration nor will there be until the Buyer shall have received the Notification.

     9.11 Business Name

          (a) Effective as of the Closing, and for a period of thirty (30) days thereafter, Parent and Seller hereby grant to Buyer a United States, royalty-free, non-exclusive license to use, display, copy, reproduce, transmit, communicate and distribute, on any media now known or hereafter created, the name and any identifying logos of the name "Inacom Communications" and any name and identifying logos employing the words "Inacom Communications"or variation thereof.

          (b) Seller, Parent and their Affiliates (or any successor thereto) shall not for a period of seven (7) years from the Effective Date use the name "Inacom" in connection with the word "Communications" or any variation thereof as a business name, trade name, trademark, service mark, domain name or for any other similar purpose. In addition, promptly following the Closing Date, Seller shall amend its Certificate of Incorporation with the office of the Nebraska Secretary of State, to change its corporate name to a name not similar thereto.

     9.12 No Solicitation. Parent, Seller and their respective Affiliates (including any successor thereto as a result of an Acquisition Transaction) shall not, for a period of three (3) years from the Closing Date, directly or indirectly, employ, engage, hire, solicit or retain any Transferred Employee provided that: (i) any Transferred Employee may be hired by Parent or Seller after six (6) months following the Closing Date if such Transferred Employee was not specifically solicited by Parent or Seller, and (ii) prior to expiration of the such six (6) months, a Transferred Employee may be hired by Parent or Seller provided that Buyer consents thereto, which consent shall not be unreasonably withheld .

     9.13 Bankruptcy Court Approvals. Prior to the Petition Date, Seller and Parent shall provide Buyer with a proposed motion seeking (i) approval of the Cost Reimbursement Fee, (ii) scheduling a hearing to approve this Agreement and obtain the other orders set forth in Section 7.2 hereof and (iii) establishing notice and other procedures with respect to such hearing (the "Motion"). The Motion and any proposed order filed in connection with the Motion shall be in a form that is satisfactory to Buyer. On the Petition Date or the next Business Day after the Petition Date, the Seller and the Parent shall file the Motion.

                                   ARTICLE X
                                   ---------

                               Dispute Resolution

     10.1 Dispute Resolution.

          (a) Any dispute, controversy or claim arising out of or relating to the Agreement. or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under applicable law (a "Dispute"), shall be resolved in accordance with the procedures set forth in this Section 10.1. After completion of any prior procedures required hereby, either party may submit the Dispute for resolution by arbitration pursuant to the Rules of the Center for Public Resources ("CPR") for Non-Administered Arbitration of Business Disputes as in effect at the time of the arbitration. The parties consent to a single, consolidated arbitration for all Disputes for which arbitration is permitted.

          (b) The neutral organization for purposes of the CPR rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators selected by agreement of the parties or, in the absence of such agreement within 60 days after either party first proposes such arbitrators, by the CPR. If the arbitration involves any issue relating to the determination of the Purchase Price, the panel of arbitrators shall include at least one certified public accountant. The arbitration shall be conducted in New York City if commenced by Seller or Parent or in Omaha, NE if commenced by Buyer or Westcon. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms.

          (c) The parties agree to be bound, by any award or order resulting from any arbitration conducted hereunder and further agree that:

               (i) any monetary award, shall include pre-award interest, to the extent appropriate, shall not include incidental or consequential damages and shall be made and payable in U.S. dollars through a bank selected by the recipient of such award, free of any, withholding tax or other deduction, together with interest thereon at the rate of 7% from the date the award is granted to the date it is paid in full;

               (ii) in the context of an attempt by either party to enforce an arbitral award or order, any defenses relating to the parties' capacity or the validity of this Agreement or any related agreement under any law are hereby waived; and

               (iii) judgment on any award or order resulting from an arbitration conducted under this Section 10.1 may be entered and enforced in any court, in any country having jurisdiction thereof or having jurisdiction over any of the parties or any of their assets.

          (d) Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 10.1(c)(iii) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law and not waived in Section 10.1(c)(ii) above, or
(iii) for interim relief as provided in Section10.1(e) below. For purposes of the foregoing or enforcement of any undisputed obligation, the parties hereto submit to the non-exclusive jurisdiction of the courts of New York.

          (e) The parties mutually acknowledge that an award of damages may be inadequate to remedy any breach of this Agreement and that injunctive relief may be required. Therefore, (i) a party may request a court of competent jurisdiction to provide interim injunctive relief in aid of arbitration or to prevent a violation of this Agreement pending arbitration, and any such request shall not be deemed a waiver or breach of the obligations to arbitrate set forth herein, and (ii) the arbitrators may order equitable relief where they deem it appropriate and the parties agree that any interim relief ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.

                                   ARTICLE XI
                                   ----------

                     Termination and Cost-Reimbursement Fee
                     --------------------------------------

     11.1 Termination. This Agreement may be terminated at any time by:

          (a) the mutual consent of Buyer and Seller.

          (b) Buyer, if:

               (i) the conditions set forth in Article VII hereof shall not have been met by July 7, 2000, except if such conditions have not been met solely as a result of the action or inaction of the Buyer; or

               (ii) Seller has materially breached a representation and warranty, covenant or agreement set forth herein and such breach is not cured (if curable) within 15 days following written notice thereof from the non-breaching party;

          (c) Buyer, if Buyer shall have determined in its sole discretion, exercised in good faith, that the transaction contemplated by this Agreement has become impracticable by reason of the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transaction so long as such litigation, proceeding or investigation has been instituted, initiated, commenced or undertaken without the approval of the Buyer.

          (d) Buyer, if there is a Material Adverse Change, provided that, the filing by Parent and/or Seller of a petition for relief under the federal bankruptcy laws, or if a petition shall have been filed against Parent and/or Seller does not constitute a Material Adverse Change.

          (e) Buyer, (i) unless within three (3) days of the occurrence of the Petition Date, Parent or Seller obtains interim approval for funding or debtor-in-possession financing (the "DIP Facility"), allocated to the Seller and for the Business, on terms and in the amounts set forth on Schedule 11.1 or (ii) if the Petition

Date does not occur, within seven (7) days of the Effective Date and Buyer determines that the Business has been materially damaged while operated by Seller, due to inadequate funding, loss of employees, customers, suppliers or otherwise;

          (f) Buyer, if any provisions for notice or bidding with respect to the hearing on the Motion are altered in any material way from those that are proposed in the Motion either pursuant to an order of the Bankruptcy Court or otherwise.

          (g) Buyer, on or after ten (10) business days from the Effective Date, if Seller has not confirmed that the condition set forth in Section 7.3(d) have been satisfied and that all lenders which have a security interest in or lien on any of the Assets, or whose consent is otherwise needed to transfer the Assets, have agreed to terminate such security interest or lien and to grant such consent upon the Closing.

Any termination pursuant to this Article XI shall be effected by written notice from the party or parties so terminating to the other parties hereto.

     11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect and no party hereto, nor its shareholders, directors, officers or affiliates, shall have any liability in connection herewith; provided, however, that Section 9.2, 9.3, 11.3, and Article XII shall survive the termination of this Agreement. Notwithstanding the foregoing, this Section 11.2 shall not relieve any party from liability in connection with an intentional or willful material breach of this Agreement prior to its termination.

     11.3 Cost-Reimbursement Fee. If (i) this Agreement is terminated for any reason other than by a material breach by the Buyer or Westcon or (ii) if by order of the Bankruptcy Court the assets of the Seller are sold or transferred to any parties other than Buyer or Westcon, then the Seller and Parent, jointly and severally agree to immediately pay the Buyer and/or Westcon an amount equal to its fees, cost and expenses including, without limitation, attorneys' fees, accountants fees, investment banking fees, governmental filing and other governmental fees) incurred by the Buyer or Westcon or its Affiliates in connection with the transactions contemplated by this Agreement, such amount not to exceed $350,000 (the "Cost Reimbursement Fee") and as reimbursement for the lost profit opportunity of Buyer and the time and expense of Buyer's executives.

                                  ARTICLE XII
                                  -----------

                                  Miscellaneous
                                  -------------

     12.1 Expenses. Subject to section 11.3 hereof, regardless of whether the transactions contemplated hereby are consummated, each of the parties hereto shall bear the fees and expenses relating to its compliance with the various provisions of this Agreement and its covenants to be performed hereunder, and each of the parties hereto shall pay all expenses (including legal fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that, to the extent that Seller's payment of any such fees and expenses would affect the calculation of Definitive Net Assets, then such fees and expenses which Seller would otherwise be obligated to pay as provided for above shall instead be paid by Parent on Seller's behalf.

     12.2 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and not to the benefit of any other Person. Neither this Agreement nor any rights or obligations hereunder shall be assigned by either party hereto without the written consent of the other.

     12.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to its conflicts of law principles.

     12.4 Breach; Failure of Condition. If either party shall believe at any time prior to the Closing that the other party has breached any representation, warranty, covenant or agreement contained in this Agreement, or that any condition to the Closing is not reasonably likely to be satisfied, such party shall promptly so inform such other party, specifying the breach or condition concerned, and such other party shall have a reasonable opportunity to correct such breach or cause such condition to be satisfied, but failure to so notify shall not release the other party from its obligations hereunder.

     12.5 Notices. All notices, requests, consents, payments, demands and other communications required or contemplated under this Agreement ("Notices") shall be in writing and (a) personally delivered, (b) sent by telefacsimile, or (c) sent by Federal Express or Airborne Courier (for next business day delivery), shipping prepaid, as follows:

                  If to Parent or Seller, addressed to:

                           10802 Farnam Drive
                           Omaha, NE 68154
                           Attn: Tom Molchan
                           Facsimile No.: 402-758-3667

                  With a copy to:

                           McGrath, North, Mullin & Kratz, P.C.
                           One Central Park Plaza, Suite 1400
                           Omaha, NE 68102
                           Attn: Daniel C. Pape
                           Facsimile No.: 402-341-0216

                  If to Buyer or Westcon, addressed to:

                           c/o Westcon Group, Inc.
                           520 White Plains Rd.
                           Tarrytown, New York 10591
                           Attn: Alan Marc Smith
                           Facsimile No: (914) 8 29-7899

or to such other persons or address as any person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery, receipt of telecopy, or, if sent by Federal Express or Airborne Courier, one business day after such sending.

     12.6 Headings. The headings of the articles, sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof, and in no way modify the meanings of such articles, sections and paragraphs.

     12.7 Facsimile/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement and provide such requesting party with a full set of original signature pages for each of the parties hereto other than the requesting party within two (2) business days of the original execution date hereof.

     12.8 Entire Agreement; Third Party Beneficiaries. This Agreement contains all the terms agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings between such parties as to the subject matter hereof and neither this document nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.

     12.9 Waiver; Modification. Each of the parties may, by written instrument,
(a) extend the time for the performance of any of the obligations or other acts of other parties hereto, (b) waive any inaccuracies or breaches in the representations and warranties of other parties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance by other parties with or modify any of the other parties' covenants contained in this Agreement. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

     12.10 Updating of Schedules.

          (a) Seller's Schedules may be updated one or more times prior to the Closing Date. Any updated Schedule shall be delivered as soon as practicable, and in any event at or before the Closing. An updated Schedule shall be deemed to modify a representation and/or warranty made prior to such updating only in the event that Seller acted in good faith and used commercially reasonable efforts when preparing the original Schedule delivered to Buyer as of the date of this Agreement and such updated Schedule. In the event any such updated
Schedule indicates a change from the information previously provided, to Buyer, and such change represents a Material Adverse Change, Buyer may choose, by giving notice to Seller (by the earlier of (i) five days after receipt of the applicable updated Schedule and (ii) the Closing Date), to terminate this Agreement and in such event not to effect the Closing. If Buyer does not choose to so terminate this Agreement, then any objection which Buyer would otherwise have to the updated information shall be deemed to have been waived.

          (b) So long as information constituting any exception to a representation and warranty of a party is set forth in the Schedules applicable to that representation and warranty, such information need not be repeated in other Schedules, even if such information could apply to more than one representation or warranty of that party hereunder.

     12.11 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

              [The remainder of this page intentionally left blank

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                 WESTCON GROUP, INC.

                                 By: /s/ Alan Marc Smith
                                    --------------------------------------
                                      Alan Marc Smith
                                      Vice President

                                 VODAONE CORP.

                                 By: /s/ Alan Marc Smith
                                    --------------------------------------
                                      Alan Marc Smith
                                      Vice President

                                 INACOM CORP.

                                 By: /s/ Paul Reitmeier
                                    --------------------------------------
                                      Name: Paul Reitmeier
                                      Title: Vice President

                                 INACOM COMMUNICATIONS, INC.

                                 By: /s/ Paul Reitmeier
                                    --------------------------------------
                                      Name: Paul Reitmeier
                                      Title: President